Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 18, 2023 (except for Note 4, subsection January 2023 Stock Surrender, as to which the date is February 10, 2023), with respect to the financial statements of SilverBox Corp III contained in the Registration Statement on Form S-1 (File No. 333-269713), which is incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ Grant Thornton LLP

Arlington, Virginia
February 27, 2023